Exhibit 99.1
GOODRICH PETROLEUM CORPORATION
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254
Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, CFO
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM PROVIDES OPERATIONAL UPDATE
Houston, Texas — April 23, 2007. Goodrich Petroleum Corporation (NYSE: GDP) today issued the following operational update.
DRILLING OPERATIONS
Louisiana
Bethany-Longstreet Field
Caddo and DeSoto Parishes, Louisiana
The Company continued its aggressive development activities in the Bethany-Longstreet field of Northwest Louisiana. The Champe Graham No. 3-H well, which was drilled with an approximate 3,000 foot lateral in the Lower Cotton Valley sand, incurred continuous gas shows throughout the entire length of the lateral. The Company successfully treated seven of seven planned frac stages with an initial production rate of approximately 4,000 Mcfe per day. The water production, which is primarily frac fluid at this stage of production, is decreasing and is currently approximately 480 barrels of water per day, which is materially lower than the water production experienced on the Company’s initial Cotton Valley horizontal tests in the North Minden and Dirgin-Beckville fields. The well has been producing since April 5th and the current daily production rate is approximately 4,000 Mcfe per day after 17 days of production and approximately 70% of the frac fluids recovered. With the encouraging early results from the Champe Graham No. 3-H, the Company is currently planning additional horizontal wells in the field on its 21,000 acre block, including a potential re-entry of an existing wellbore to drill a slim hole horizontal well into the Lower Cotton Valley sand section. Also in Bethany-Longstreet, a recent vertical well, the Champe Graham No. 2, has been completed in the Hosston sand section with an IP and current rate of approximately 3,200 Mcfe per day.

Exhibit 99.1
Alabama Bend Field
Bienville Parish, Louisiana
The Company has drilled and logged the initial test well on its Alabama Bend acreage in Bienville Parish of Northwest Louisiana. The B.R. Harper No. 1 well encountered pay in the primary objective Cotton Valley sand section, as well as several Lower Hosston sands, and is in the process of being completed. The Company currently has approximately 21,000 gross (8,000 net) acres in the field with a 100% working interest in the first well drilled in each of thirty-three 640-acre sections. The Company’s joint venture partner retains the option to participate for up to 50% on any subsequent well(s) drilled in each of the 640-acre sections. A rig is currently being moved to the second Alabama Bend location, the Stephen Smith No.1 well, which will also be a 100% working interest well. The Company to date has not added potential locations and reserves at Alabama Bend to its inventory list, but will consider doing so when sufficient development and production data exist.
East Texas
N. Minden Field
Panola and Rusk Counties, Texas
The Company has also completed the Jones No. 1-H well, its initial Cotton Valley horizontal well in the North Minden field of Panola County, Texas. The well was drilled with a 2,650 foot lateral and successfully treated six of six planned frac stages. The Jones No. 1-H had an initial production rate of approximately 1,800 Mcfe per day and is currently producing approximately 700 Mcfe and approximately 650 barrels of water per day. The Company believes the excess water production, potentially due to gravity drainage into the horizontal lateral, is a material contributing factor to the reduced gas production volumes experienced thus far.
The Company has continued its active vertical well development in the Brachfield area of Minden, with the drilling of five wells in the first quarter, which had an average initial production rate of approximately 2,000 Mcfe per day.
Dirgin-Beckville Field
Rusk and Panola Counties, Texas
In several areas of the Cotton Valley trend, including the Dirgin-Beckville field, the Company has recently utilized a third-party patented completion and fracture stimulation technology on eight wells, including three Cotton Valley sand completions and six Travis Peak/Hosston completions. The completion process uses a “single zone, multi-stage fracturing technology”, which is designed to enhance the quality of the fracture stimulation of each individual sand while

Exhibit 99.1
also isolating and minimizing water production. While still early in the experimentation process with the technology, early results are encouraging with initial production rates exhibiting meaningful improvement when compared to the previous wells completed in each area using the previous completion technique. The Company plans to continue to test this technology to determine the extent of its application across the entire Cotton Valley trend.
The Company has continued its active vertical well development in the Dirgin-Beckville field with the addition of three wells during the first quarter, which had an average initial production rate of 1,950 Mcfe per day. Included in those wells is the Company’s J.K. Williams No. 2 well, which is a vertical 40-acre offset to its initial Cotton Valley horizontal well, the J.K. Williams No. 1-H. The J.K. Williams No. 2 vertical well, which was completed using the single zone multi-stage technology referenced above, had an initial production rate of 2,200 Mcfe per day versus the average for vertical Cotton Valley trend wells of 1,700 Mcfe per day.
After approximately 100 days on production, the J.K. Williams 1-H horizontal well is currently producing approximately 775 Mcfe per day. The well’s gas production rate appears to continue to be affected by water production of approximately 330 barrels of water per day. The Company continues to closely monitor the well’s performance of both natural gas and water production to determine the long term economic viability of horizontal drilling in the Lower Cotton Valley sand in this area of the Company’s acreage position.
The Company is currently drilling its initial 20-acre spaced vertical well, the P.O. Beard No. 7, and will be monitoring the results of this well for several weeks after completion to determine if any communication exists between it and the nearby producing wells.
Angelina River Trend
Angelina and Nacogdoches Counties, Texas
The Company has continued an aggressive development program in the Angelina River trend and appears to have successfully extended its development potential to the eastern most acreage of its 68,000 acre block, with the drilling of its Bethune B-1 well, on its Bethune Prospect in Nacogdoches County, Texas. The Bethune B-1 was drilled to a total depth of 11,933 feet and encountered approximately 200 feet of apparent pay over approximately 30 sands with gas shows in the Travis Peak. The Company is currently completing the well and has plans to commence drilling its second test well on the Bethune Prospect within 45 days.
The Company is also nearing total depth on its Kirkland Gas Unit No. 1 well, which is the initial well on the Company’s Allentown Prospect in the Angelina River trend, which lies between its active development area at Cotton South to the west and the Bethune acreage to the east. The well is currently at 11,560 feet, has encountered good gas shows throughout the Travis Peak sand section and is expected to reach total depth in the next few days.

Exhibit 99.1
As with the Alabama Bend field, no incremental locations have been added to the inventory list for either the Bethune or Allentown Prospects at this time. Given the Company’s success to date in the Angelina River trend, including an average initial production rate of 2,600 Mcfe per day, the Company plans to keep three drilling rigs working in the trend for the remainder of 2007.
South Henderson
Rusk County, Texas
Since December 2006, the Company has drilled four vertical Cotton Valley sand wells in the South Henderson field. Two of the wells, the Siler Heirs No.1 and B. Rayford No.1 wells, have been completed and placed on production and two additional wells are currently being completed. The two recently completed wells have thus far exhibited superior production results, using only a two-stage frac completion in the Lower Cotton Valley sand section, when compared to the previously drilled wells in the field. The Siler Heirs No.1 and the Rayford No.1 are online and producing, with the wells having an initial production rate between 1,800 and 2,000 Mcfe per day. Following on this recent success, the Company has increased its activity in this area and currently plans to drill approximately 10 wells in South Henderson during 2007.
PRODUCTION UPDATE
The Company estimates Cotton Valley trend production averaged 62,000 (gross) Mcfe per day and 37,000 (net) Mcfe per day in the first quarter of 2007, which is a 12% sequential increase in net volumes over the fourth quarter of 2006 and a 68% increase from the prior year period. When including for the entire quarter the South Louisiana volumes associated with the Company’s previously announced divestiture, which closed on March 20, 2007, as well as other minor retained non-Cotton Valley trend properties, the Company is estimating first quarter net production to be 50,000 Mcfe per day.
DD&A OUTLOOK
Preliminary DD&A estimates for the Company for the first quarter range from $4.75 to $5.25 per Mcfe of production, based on December 31, 2006 proved developed reserves using year end pricing of $5.63 per mmbtu and net book values by field. The Company is intending to utilize its independent third party engineers to prepare a mid year reserve evaluation, at which time the DD&A rates will be reviewed and adjusted, if necessary, for the remainder of the year.

Exhibit 99.1
HEDGING UPDATE
In addition to the Company’s existing volumes of natural gas and crude oil hedged for 2007, the Company has enhanced its position for calendar year 2008. As previously announced, the Company has entered into fixed price physical contracts for calendar year 2008 on 23,500 Mmbtu per day at a fixed price of $8.03 per MMBtu at specific regional markets. In addition, the Company has added 10,000 Mmbtu per day to its calendar year 2008 position with a costless collar, which has a floor price of $8.00 and a ceiling price of $10.25 per MMBtu, bringing the total volumes hedged for 2008 to 33,500 Mmbtu per day.
Goodrich’s Vice-Chairman and CEO, Walter G. “Gil” Goodrich commented, “We are pleased with and encouraged by the early drilling results witnessed thus far in 2007, particularly with our focused in-field vertical well program in our core areas, as well as our on-going efforts to test and prove-up several of the newer prospect areas we acquired late last year and early in 2007. While still very early in the experimentation phase, we are also encouraged by the initial results and well performance from wells completed using a single zone, multi-stage frac technology, which we believe may enhance the quality of each frac stage while minimizing the risk of excess water production. In the Bethany-Longstreet field, we are very encouraged by the initial results from our Champe Graham No. 3-H Cotton Valley horizontal well, which has been relatively flat during the last 2 weeks at approximately 3,800 Mcfe per day, appears to be gradually improving over time with a current rate of approximately 4,000 Mcfe per day, and where we have a somewhat different geologic development of the Lower Cotton Valley sand section as compared to the target interval of our initial horizontal wells in East Texas. In addition, we pumped a lower-volume, controlled frac on this well, based on knowledge we gained from a prior horizontal frac, which we believe may be contributing to the enhanced performance and reduced water volumes. Collectively, these early drilling results in 2007 have enhanced our optimism for the remainder of the year, and strengthened our belief that our large acreage position will be the beneficiary of ever-improving oilfield technology for many years to come. Due to a number of factors, including the significant percentage of our overall capital which has been invested during the high cost environment of the past twelve to eighteen months, and our requirement as a successful efforts company to use essentially only the proved developed portion of our year end 2006 reserves to calculate DD&A rates, our near term outlook for DD&A expense is at a level which we feel is unacceptable and not reflective of our ultimate cost structure. We are focused on reducing all per unit costs, including DD&A, as well as high-grading our drilling activity to maximize production and reserve growth for 2007.”
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.